Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of the Grayscale Bitcoin Trust (BTC) (the “Trust”) on Form 10-12(g) of our report dated February 22, 2019, except for Note 2, as to which the date is September 18, 2019, which includes an explanatory paragraph regarding risks and uncertainties related to the Trust’s investment in Bitcoin, with respect to our audits of the financial statements of the Grayscale Bitcoin Trust (BTC) as of December 31, 2018 and 2017 and for each of the years in the two-year period then ended, which appear in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

November 19, 2019

East Hanover, New Jersey